Exhibit 99.1

NEWS RELEASE

Contacts:

Manuel Mondragon, Vice President of Finance

investorrelations@wtoffshore.com

713-297-8024

Ken Dennard / ksdennard@drg-e.com

Lisa Elliott / lelliott@drg-e.com

DRG&E / 713-529-6600

W&T OFFSHORE REPORTS FIRST QUARTER 2007

FINANCIAL AND OPERATIONAL RESULTS

HOUSTON — May 8, 2007 — W&T Offshore, Inc. (NYSE: WTI) today announces financial and operational results for the first quarter 2007. Some of the highlights include:

•	W&T successfully drilled two conventional shelf exploration wells and one conventional shelf development well in the first quarter

•	Production increased 86% and revenues increased 57%

•	Cash flow from operating activities increased 29% to $146.7 million in the first quarter 2007 versus $113.3 million in the first quarter 2006

•	First quarter 2007 Adjusted EBITDA increased, as defined below, 32% to $168.7 million compared to $128.2 million in the first quarter 2006

Net Income and Earnings Per Share (“EPS”): Net income for the three months ended March 31, 2007 was $13.0 million, or $0.17 per diluted share, on revenues of $246.5 million. For the first quarter of 2006 net income was $55.8 million, or $0.85 per diluted share, on revenues of $156.9 million. Net income for the first quarter of 2007 includes an unrealized loss of $9.0 million (after taxes) related to W&T’s commodity derivative contracts compared to an unrealized gain of $3.4 million (after taxes) in the first quarter of 2006. Adjusted net income for the first quarter 2007 was $22.1 million or $0.29 per diluted share compared to $52.4 million or $0.79 per diluted share in the first quarter of 2006. Net income declined in the first quarter 2007 due to lower realized sales prices, significantly higher lease operating expenses, including higher than expected workover and facility expenses and substantially higher insurance premiums. Much of the higher costs were associated with the Kerr-McGee properties acquired in the third quarter of 2006. Hurricane remediation costs were included in lease operating expenses during the first quarter of 2007 and were not included in 2006 as such amounts were covered by insurance. Earnings were also affected by increased charges for DD&A and increased interest expense. The decrease in net income was partially offset by higher production volumes. EPS was lower in the 2007 period due to a 15% increase in the weighted average number of shares outstanding resulting from an equity offering that was completed in July 2006.

Production and Prices: Total production for the first quarter 2007 was 32.1 billion cubic feet natural gas equivalent (“Bcfe”), sold at an average price of $7.67 per thousand cubic feet equivalent (“Mcfe”), compared to 17.3 Bcfe sold at an average price of $9.06 Mcfe in the first quarter of 2006. Natural gas sales in the first quarter of 2007 were 20.4 billion cubic feet (“Bcf”) sold at an average price of $7.20 per Mcf, compared to 10.9 Bcf of natural gas sold at an average price of $8.82 in the first quarter of 2006. Oil sales were 2.0 million barrels (“MMBbls”) sold at an average price of $51.00 per barrel (“Bbl”) for the first quarter of 2007, compared to 1.1 MMBbls of oil sold at an average price of $56.90 in the first quarter of 2006. Increased natural gas, oil and liquids volumes are attributable to production from the former Kerr-McGee properties and successful exploration and development drilling.

Lease Operating Expenses (“LOE”): Lease operating expenses increased to $1.92 per Mcfe in the first quarter of 2007 from $0.91 per Mcfe in the first quarter of 2006. On a nominal basis, lease operating expenses increased to $61.7 million in the first quarter of 2007 from $15.8 million in the same period of 2006 despite higher total sales volumes in the 2007 period. The increase of $45.9 million is attributable to increases in operating costs of $20.3 million, workover expenditures of $7.5 million, major maintenance expenses of $11.1 million and $7.0 million in higher insurance premiums resulting from the hurricanes in 2005. Approximately $17.0 million of the increase in lease operating costs and the increase in amounts spent for workovers is primarily associated with the former Kerr-McGee properties. The increase in major maintenance expenses is somewhat due to $7.1 million of hurricane remediation expenses that were not covered by insurance. All amounts spent in 2006 related to hurricane remediation efforts were covered by insurance and therefore were not included in lease operating expenses.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A increased to $124.2 million, or $3.87 per Mcfe, in the first quarter of 2007 from $49.1 million, or $2.84 per Mcfe, in the same period of 2006, and $3.79 per Mcfe in the fourth quarter of 2006. The $75.1 million increase from first quarter 2006 consists of $42.0 million due to higher production volumes and $33.1 million due to the higher DD&A rate in 2007. Per unit DD&A increased in part due to increases in total depletable costs as a result of acquisition and capital spending activities and higher estimated future development costs.

Cash Provided by Operating Activities and Adjusted EBITDA: Net cash provided by operating activities increased to $146.7 million during the first quarter from $113.3 million during the prior year’s first quarter. Cash provided by operating activities increased due to higher DD&A and a change in unrealized commodity derivative results, somewhat offset by lower earnings and lower deferred taxes. First quarter 2007 Adjusted EBITDA was $168.7 million, compared to $128.2 million during the prior year’s first quarter. For more complete information regarding EBITDA and Adjusted EBITDA please see “Non-GAAP Information” later in this press release.

Capital Expenditures and Operations Update: During the first quarter of 2007, the Company was 100% successful in the drilling of two exploration wells (gross) and one development well on the conventional shelf. For the quarter ended March 31, 2007, capital expenditures of $134.8 million included $81.3 million for development activities, $41.6 million for exploration, $11.4 million for acquisition and other leasehold costs and $0.5 million for other capital items.

During the first quarter of 2007, development and exploration capital expenditures consisted of $64.5 million in the deepwater, $21.4 million on the deep shelf and $37.0 million on the conventional shelf and other projects.

Drilling Highlights:

Wells Drilled and Participation:

Field Name/Well	Category	Working Interest %
High Island 22 B3ST	Exploration / Shelf	100%
High Island 24L #1	Exploration / Shelf	25%
West Cameron 181 C2ST3	Development / Shelf	100%

Outlook: The following information does not include the potential impact of any future acquisitions or divestitures that may be completed after the date of this news release. The guidance for 2007 represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

The increase in amounts spent for workovers (which are a component of LOE) in the first quarter of 2007 versus the same period in 2006 is primarily associated with the former Kerr-McGee properties. The Company believes that incurring such costs following such a large acquisition of properties like Kerr-McGee is not unusual. Similarly, the magnitude and timing of additional expenditures on these properties for such expenditures as workovers and facility expenses has not yet been fully determined, but it is part of our basis for adjusting full-year guidance. Accordingly, based on experience to date, the Company feels it is prudent to adjust LOE higher to reflect the most recent increase in LOE and to budget for possible unforeseen workover and facility expenses.

The Company is also revising production guidance lower to reflect significant project start up delays at fields that would have contributed considerable production had they been brought on as scheduled.

Guidance for the second quarter and revised full year 2007 is shown in the table below.

Second Quarter and Revised Full Year 2007 Production and Cost Guidance:

Estimated Production	Second Quarter 2007	Prior Full-Year 2007	Revised Full-Year 2007

Crude oil (MMBbls)	2.1 – 2.2	9.6 – 10.5	8.1 – 8.5

Natural gas (Bcf)	20.0 – 21.0	92.2 – 101.2	84.1 – 88.7

Total (Bcfe)	32.7 – 34.4	149.7 –164.3	132.7 – 140.0

Operating Expenses ($ in millions, except as noted)	Second Quarter 2007	Prior Full-Year 2007	Revised Full-Year 2007

Lease operating expenses	$50.0 – $58.0	$166.9 –$199.4	$197.0 – $220.0

Lease operating expenses – Hurricane-related	$6.0 – $10.0	$15.0 – $20.0	$18.0 – $26.0

Gathering, transportation & production taxes	$6.2 – $7.4	$24.9 – $29.7	No Change

General and administrative	$12.3 – $14.5	$50.0 – $55.0	No Change

Income tax rate, % deferred	35.0%, 80%	35.0%, 80%	No Change

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday, May 8, 2007 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 375-2170 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, May 15, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11089320.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2006 (www.sec.gov).

W&T OFFSHORE, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues	$246,539	$156,854
Expenses:
Lease operating	61,663	15,780
Gathering, transportation costs and production taxes	4,257	1,256
Depreciation, depletion, and amortization	118,754	46,838
Asset retirement obligation accretion	5,447	2,254
General and administrative	13,884	11,660
Commodity derivative loss (gain)	11,971	(5,276)

Total operating expenses	215,976	72,512

Income from operations	30,563	84,342

Interest expense:
Incurred	17,759	305
Capitalized	(6,828)	—
Other income	413	1,627

Income before income taxes	20,045	85,664
Income taxes	7,016	29,833

Net income	$13,029	$55,831

Earnings per common share:
Basic	$0.17	$0.85

Diluted	$0.17	$0.85

Weighted average shares outstanding:
Basic	75,787	65,971

Diluted	75,804	65,994

Consolidated Cash Flow Information
Net cash provided by operating activities	$146,661	$113,305

Capital expenditures	$134,802	$122,894

Other Financial Information
Adjusted EBITDA	$168,652	$128,158

W&T OFFSHORE, INC.

Operating Data

(Unaudited)

	Three Months Ended March 31,

	2007	2006
Net sales:
Natural gas (MMcf)	20,402	10,904
Oil (MBbls)	1,953	1,067
Total natural gas and oil (MMcfe) (1)	32,122	17,307

Average daily equivalent sales (MMcfe/d)	356.9	192.3

Average realized sales price: (2)
Natural gas ($/Mcf)	$7.20	$8.82
Oil ($/Bbl)	51.00	56.90
Natural gas equivalent ($/Mcfe)	7.67	9.06

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$1.92	$0.91
Gathering, transportation cost and production taxes	0.13	0.07
Depreciation, depletion, amortization and accretion	3.87	2.84
General and administrative	0.43	0.67
Net cash provided by operating activities	4.57	6.55
Adjusted EBITDA	5.25	7.40

(1)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(2)	Average realized prices exclude the effects of our derivative contracts that do not qualify for hedge accounting. Had we included the effect of these derivatives, our average realized sales prices for natural gas and oil would have been $7.23 per Mcf and $51.68 per barrel, respectively, for first quarter 2007. On a natural gas equivalent basis, our average realized sales price would have been $7.73 per Mcfe for first quarter 2007. There were no realized gains or losses related to our commodity derivative contracts during the period ended in 2006.

W&T OFFSHORE, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2007	December 31, 2006

Assets
Current assets:
Cash and equivalents	$4,303	$39,235
Accounts receivable	167,340	164,748
Insurance receivable	—	75,151
Prepaid expenses and other	27,741	49,559

Total current assets	199,384	328,693

Property and equipment - at cost	3,442,511	3,308,101
Less accumulated depreciation, depletion and amortization	1,161,069	1,042,315

Net property and equipment	2,281,442	2,265,786

Other assets	13,633	15,206

Total assets	$2,494,459	$2,609,685

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt-net of discount	$161,800	$271,380
Accounts payable	172,436	247,324
Asset retirement obligations-current portion	40,256	41,718
Accrued liabilities and other	53,662	83,654

Total current liabilities	428,154	644,076

Long-term debt, less current maturities-net of discount	481,903	413,617
Asset retirement obligations, less current portion	276,766	272,350
Deferred income taxes, less current portion	246,338	232,835
Other liabilities	5,615	3,890

Commitments and contengencies
Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	364,255	361,855
Retained earnings	692,378	681,634
Accumulated other comprehensive loss	(951)	(573)

Total shareholders’ equity	1,055,683	1,042,917

Total liabilities and shareholders’ equity	$2,494,459	$2,609,685

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Operating activities:
Net income	$13,029	$55,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	124,201	49,092
Amortization of debt issuance costs	208	80
Accretion of discount on long-term debt	3,206	—
Share-based compensation related to restricted stock issuances	528	1,430
Unrealized commodity derivative loss (gain)	13,888	(5,276)
Deferred income taxes	8,322	24,438
Changes in operating assets and liabilities, net	(16,721)	(12,290)

Net cash provided by operating activities	146,661	113,305

Investing activities:
Investment in oil and gas property and equipment	(134,276)	(120,637)
Purchases of furniture, fixtures and other, net	(416)	(2,257)
Other	(124)	(77)

Net cash used in investing activities	(134,816)	(122,971)

Financing activities:
Borrowings of long-term debt	290,000	—
Repayments of borrowings of long-term debt	(334,500)	(40,000)
Dividends to shareholders	(2,277)	(1,979)

Net cash used in financing activities	(46,777)	(41,979)

Decrease in cash and cash equivalents	(34,932)	(51,645)
Cash and cash equivalents, beginning of period	39,235	187,698

Cash and cash equivalents, end of period	$4,303	$136,053

W&T OFFSHORE, INC.

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “EBITDA”, and “Adjusted EBITDA”. Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” does not include the unrealized derivative gain and associated tax effects. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and period to prior periods.

	Three Months Ended
	March 31,
	2007	2006
	(In thousands, except per share amounts)
	(Unaudited)
Net income	$13,029	$55,831
Unrealized commodity derivative loss (gain)	13,888	(5,276)
Income tax adjustment for above item	(4,861)	1,847

Adjusted net income	$22,056	$52,402

Adjusted earnings per share-diluted	$0.29	$0.79

Reconciliation of Net Income to EBITDA

EBITDA is defined as net income plus income tax expense, net interest (income) expense, depreciation, depletion, amortization and accretion and non-cash expenses associated with unrealized changes in the fair market value of open derivative contracts. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use. “Adjusted EBITDA” excludes certain non-cash items that management believes affect the comparability of operating results, including the unrealized gain or loss related to open derivative contracts.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA:

	Three Months Ended
	March 31,
	2007	2006
	(In thousands)
	(Unaudited)
Net income	$13,029	$55,831
Income tax expense	7,016	29,833
Net interest (income) expense	10,518	(1,322)
Depreciation, depletion, amortization and accretion	124,201	49,092

EBITDA	$154,764	$133,434

Adjustments:
Non-cash change in commodity derivatives (before tax)	13,888	(5,276)

Adjusted EBITDA	$168,652	$128,158